Exhibit 16.3

山东浩信会计师事务所有限公司

Shandong Haoxin Certified Public Accountants Co., Ltd.

山东省潍坊市高新区东风东街 4899 号金融广场 10 号楼7楼

7th Floor, Building 10, Financial Square, No. 4899 Dong Feng East Str.

High-tech District, Weifang, Shandong

www.haoxincpa.com

October 25, 2024

Securities and Exchange Commission

100 F Street N.W

Washington, DC 20549-7561

Commissioners:

We have read the statements made by Baijiayun Group Ltd. under Item 16F of its Form 20-F to be filed with the Securities and Exchange Commission on October 25, 2024. We agree with the statements concerning our Firm, we are not in a position to agree or disagree with other statements of Baijiayun Group Ltd. contained therein.

Very truly yours,

/s/ Shangdong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.

Weifang, the People’s Republic of China